Exhibit 99

Resideo Announces Fourth Quarter and Full Year 2022 Financial Results

SCOTTSDALE, Ariz., February 15, 2023 – Resideo Technologies, Inc. (NYSE: REZI), a leading global manufacturer and developer of technology-driven products and components that provide critical home comfort, energy management, and safety and security solutions and a leading wholesale distributor of low-voltage security, life safety, audio visual, data com, and other product categories, today announced financial results for the fourth quarter and full year ended December 31, 2022.

Full Year 2022 Financial Highlights

•	Record net revenue of $6.37 billion, up 9% from $5.85 billion in 2021

•	Gross profit margin of 27.7%, compared to 27.1% in the prior year

•

Record income from operations of $611 million, or 9.6% of revenue, compared to $559 million, or 9.6% of revenue in 2021, including restructuring and impairment expenses of $35 million in the fourth quarter 2022

•	Fully diluted earnings per share of $1.90, compared to $1.63 per share in the prior year

Fourth Quarter 2022 Financial Highlights

•	Net revenue of $1.56 billion, up 7% from $1.45 billion in the fourth quarter 2021

•	Gross profit margin of 27.6%, unchanged versus the prior year quarter

•

Income from operations of $98 million, or 6.3% of revenue, compared to $141 million, or 9.7% of revenue, in the fourth quarter 2021, including restructuring and impairment expenses of $35 million in the fourth quarter 2022

•	Fully diluted earnings per share of $0.26, compared to $0.45 per share in the same quarter last year

Management Remarks

“Across the organization the team continued to deliver for customers in the face of the dynamic supply chain environment and challenging macro economic backdrop,” commented Jay Geldmacher, Resideo’s President and CEO. “Feedback from customers and our data indicate our competitive positioning remains strong across the majority of our key markets. This is evident in the results both ADI and Products and Solutions delivered in 2022, with record revenue and expanding profitability even as residential market growth began to slow in the second half of the year. We remain focused on executing on the substantial long-term opportunity to improve margins and drive higher profitability through product innovation, cost optimization, and manufacturing efficiency initiatives.”

“Given elevated near-term uncertainty around the macro-economic environment and the residential market outlook, we have taken action to reduce costs. This includes headcount reductions, scaling back certain investment initiatives, and further rationalizing corporate spending. We have also begun the manufacturing optimization work delayed due to supply chain challenges. These actions will position us to better respond to market fluctuations while continuing to support our customers and invest in key innovation and profit enhancement initiatives.”

Cost Reduction Actions

Resideo has initiated cost reduction actions that are expected to result in an approximate 5% decrease in Resideo’s global workforce and approximately $70 million of annualized savings once fully implemented, which is expected to be within the next 12-24 months. Key initiatives include right-sizing the business, simplifying the organizational structure, optimizing manufacturing, and rationalizing corporate spending. These cost reduction measures are expected to improve the focus of operational resources on advancing strategic initiatives and better position Resideo to scale with future growth.

The Company incurred $35 million in restructuring and impairment expenses related to these costs reduction actions, which were recorded in the fourth quarter of 2022. Cash costs associated with these actions are expected to be approximately $25 million and paid throughout 2023.

Products and Solutions 2022 Highlights

•	Net revenue of $2.78 billion, up 13% compared to 2021

•	Operating profit of $527 million, down 3% compared to 2021

•	Completed the acquisition of First Alert and made significant integration progress

•	Revenue growth in Air products of 11% year-over-year, driven by connected thermostats

Products and Solutions delivered record revenue of $2.78 billion in 2022, up 13% compared to 2021, including $341 million revenue contribution from the First Alert acquisition in 2022 and approximately $95 million of unfavorable impact from foreign exchange movements. Growth in Air products, driven by strength in connected thermostats and zoning solutions, was partially offset by slower Security product sales. Results in the second half of 2022 were negatively impacted by inventory destocking across OEM and distribution channels.

Gross margin for the year was 38.7%, compared to 39.6% in 2021. Gross margin was negatively impacted by the inclusion of lower margin First Alert revenue, continued input inflation, and lower volumes, partially offset by strong realization on pricing actions. Operating profit for 2022 was $527 million, or 18.9% of revenue, down from 21.9% in 2021. Products and Solutions made significant progress during 2022 on a number of key long-term initiatives focused on driving product and services innovation across the portfolio. At the center of this is software platforming work and expansion of home energy management solutions. Additionally, the acquisition of First Alert in late March 2022 added significant new capabilities to the product portfolio around smoke and carbon monoxide detection. This includes the opportunity to expand First Alert products into our traditional distribution channel and with new residential construction customers.

ADI Global Distribution 2022 Highlights

•	Revenue of $3.59 billion, up 6% compared to 2021

•	Gross margin of 19.4%, up 130 basis points compared to 2021

•	Operating profit of $313 million, up 17% compared to 2021

•	E-commerce sales growth of 24% year-over-year, accounting for 18% of ADI total revenue in 2022

ADI revenue of $3.59 billion in 2022 was up 6% compared to 2021, driven by 10% year-over-year growth in North America. During 2022, acquisitions completed in the past twelve months added $86 million and foreign exchange was a headwind of approximately $66 million compared to the prior year. Demand and pricing were strong in categories that typically serve commercial end markets including fire, video surveillance and access control. This was partially offset by slower demand trends within the residential focused intrusion and audio visual categories.

ADI continued to enhance the customer’s omnichannel experience, drive growth in private brands, and expand its presence into attractive adjacent categories. ADI’s e-commerce channel grew 24%, representing 18% of total ADI revenue, with overall touchless revenue reaching 37% of ADI’s total revenue. Exclusive brands sales grew 25% compared to 2021, and revenue from categories servicing audio visual and data com exceeded $500 million for 2022.

Gross margin of 19.4% in 2022 was up 130 basis points compared to 2021. Benefits from the current inflationary pricing environment, progress on ADI specific price optimization efforts, and expansion of exclusive brands all contributed to margin expansion. Selling, general and administrative expenses were $373 million in 2022, up 10% compared to 2021 supporting growth in adjacent categories and investment in digital initiatives. Operating profit of $313 million for 2022 was up 17% from $268 million in 2021.

Full Year 2022 Financial Performance

Consolidated revenue of $6.37 billion in 2022 grew 9% compared with the prior year of $5.85 billion. Gross profit margin for 2022 was 27.7%, up 60 basis points compared to 27.1% in the prior year. Resideo’s operating profit of $611 million in 2022 compared to the prior year operating profit of $559 million. Total Corporate costs were $229 million, down from $250 million in the prior year due to an $8 million benefit associated with an indemnification accrual release in third quarter 2022 and a $9 million impairment charge related to the Austin, Texas office relocation in the third quarter 2021. Net income for 2022 was $283 million, or $1.90 per diluted common share, compared with $242 million, or $1.63 per diluted common share, in the prior year.

Fourth Quarter 2022 Financial Performance

Consolidated revenue of $1.56 billion in the fourth quarter 2022 grew 7% compared with the prior year of $1.45 billion. Gross profit margin for the fourth quarter 2022 was 27.6%, flat to the prior year quarter. Resideo’s operating profit was $98 million in the fourth quarter 2022, including restructuring and impairment expenses of $35 million, compared to the prior year quarter’s operating profit of $141 million. Total Corporate costs were $67 million, up from $54 million in the prior year quarter due to $4 million of restructuring expenses associated with programs initiated in the fourth quarter of 2022 and costs associated with information technology and finance organizational transformation. Net income for the fourth quarter 2022 was $39 million, or $0.26 per diluted common share, compared with $67 million, or $0.45 per diluted common share, in the prior year quarter.

Cash Flow and Liquidity

Resideo reported net cash provided by operating activities of $152 million in 2022 compared to cash provided by operating activities of $315 million in the prior year. The lower cash generation was primarily due to higher working capital. At December 31, 2022, Resideo had cash, cash equivalents and restricted cash of $329 million and total outstanding debt of $1.4 billion.

Outlook

The following table summarizes the Company’s current first quarter 2023 and full year 2023 outlook.

($ in millions, except per share data)	Q1 2023	2023
Revenue	$1,520 - $1,560	$6,200 - $6,550
Gross Profit Margin	26.3% - 27.3%	26.8% - 27.8%
Income From Operations	$120 - $140	$625 - $675
Earnings Per Share	$0.29 - $0.39	$1.85 - $2.15

Conference Call and Webcast Details

Resideo will hold a conference call with investors on February 15, 2023, at 5:00 p.m. ET. An audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 888-660-6357 (U.S. toll-free) or 1-929-201-6127 (international), with the conference title “Resideo Fourth Quarter 2022 Earnings” or the conference ID: 7301399.

About Resideo

Resideo is a leading global manufacturer and developer of technology-driven products and components that provide critical comfort, energy management, and safety and security solutions to over 150 million homes globally. Through our ADI Global Distribution business, we are also a leading wholesale distributor of low-voltage security and life safety products for commercial and residential markets and serve a variety of adjacent product categories including audio visual, data com, wire and cable, and smart home solutions. For more information about Resideo, please visit www.resideo.com.

Contacts:

Investors:	Media:

Jason Willey	Garrett Terry
Vice President, Investor Relations	Lead Communications Specialist
investorrelations@resideo.com	garrett.terry@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks and uncertainties, which may cause the actual results or performance of the Company to differ materially from such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) our ability to achieve our outlook regarding the first quarter 2023 and full year 2023, (2) our ability to recognize the expected savings from, and the timing and impact of, our cost reduction actions, (3) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including its effect on our and our business partners’ supply chains, (4) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under the agreements we entered into with Honeywell in connection with our spin-off, (5) the likelihood of continued success of our transformation programs and initiatives, (6) risks related to our recently completed acquisitions, including First Alert, including our ability to achieve the targeted amount of annual cost synergies, successfully integrate the acquired operations (including successfully driving category growth in connected offerings), and the expected net present value of tax benefits resulting from the First Alert transaction and (7) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings we make from time to time with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release and we caution investors not to place undue reliance on any such forward looking statements.

Table 1: SUMMARY OF FINANCIAL RESULTS (UNAUDITED)

	Q4 2022				Full Year 2022
(in millions)	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	$693	$867	$—	$1,560	$2,783	$3,587	$—	$6,370
Cost of goods sold	427	701	1	1,129	1,707	2,891	6	4,604

Gross profit (loss)	266	166	(1)	431	1,076	696	(6)	1,766
Research and development expenses	30	—	—	30	110	—	1	111
Selling, general and administrative expenses	105	92	61	258	388	373	213	974
Intangible asset amortization	6	3	1	10	22	8	5	35
Restructuring and impairment expenses	29	2	4	35	29	2	4	35

Income (loss) from operations	$96	$69	$(67)	$98	$527	$313	$(229)	$611

	Q4 2021				Full Year 2021
(in millions)	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	$633	$821	$—	$1,454	$2,468	$3,378	$—	$5,846
Cost of goods sold(1)(2)	389	663	—	1,052	1,490	2,766	6	4,262

Gross profit (loss)	244	158	—	402	978	612	(6)	1,584
Research and development expenses(2)	23	—	—	23	85	—	1	86
Selling, general and administrative expenses(1)(2)	92	86	53	231	333	339	237	909
Intangible asset amortization(1)	4	2	1	7	19	5	6	30
Restructuring and impairment expenses(2)	—	—	—	—	—	—	—	—

Income (loss) from operations	$125	$70	$(54)	$141	$541	$268	$(250)	$559

	Q4 2022 % change compared with prior period				Full Year 2022 % change compared with prior period
	Products and Solutions	ADI Global Distribution	Corporate	Total Company	Products and Solutions	ADI Global Distribution	Corporate	Total Company
Net revenue	9%	6%	N/A	7%	13%	6%	N/A	9%
Cost of goods sold(1)(2)	10%	6%	N/A	7%	15%	5%	—%	8%
Gross profit (loss)	9%	5%	N/A	7%	10%	14%	—%	11%
Research and development expenses(2)	30%	N/A	N/A	30%	29%	N/A	—%	29%
Selling, general and administrative expenses(1)(2)	14%	7%	15%	12%	17%	10%	(10)%	7%
Intangible asset amortization(1)	50%	50%	—%	43%	16%	60%	(17)%	17%
Restructuring and impairment expenses(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Income (loss) from operations	(23)%	(1)%	24%	(30)%	(3)%	17%	(8)%	9%

(1)

The prior year information was reclassified to present intangible asset amortization as a separate line item. Intangible asset amortization was formerly included within cost of goods sold and selling, general and administrative expenses.

(2)

The prior year information was reclassified to present restructuring and impairment expenses as a separate line item. Restructuring and impairment expenses were formerly included within cost of goods sold, research and development expenses, and selling, general and administrative expenses.

Table 2: CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net revenue	$1,560	$1,454	$6,370	$5,846
Cost of goods sold(1)(2)	1,129	1,052	4,604	4,262

Gross profit	431	402	1,766	1,584
Research and development expenses(2)	30	23	111	86
Selling, general and administrative expenses(1)(2)	258	231	974	909
Intangible asset amortization(1)	10	7	35	30
Restructuring and impairment expenses(2)	35	—	35	—

Income from operations	98	141	611	559
Other expenses, net	10	28	135	158
Interest expense, net	18	11	58	48

Income before taxes	70	102	418	353
Provision for income taxes	31	35	135	111

Net income	$39	$67	$283	$242

Earnings per share:
Basic	$0.26	$0.46	$1.94	$1.68
Diluted	$0.26	$0.45	$1.90	$1.63

Weighted average number of shares outstanding:
Basic	146	145	146	144
Diluted	149	149	149	148

(1)

The prior year Consolidated Statements of Operations were reclassified to present intangible asset amortization as a separate line item. Amortization of intangible assets were formerly included within cost of goods sold and selling, general and administrative expenses.

(2)

The prior year Consolidated Statements of Operations were reclassified to present restructuring and impairment expenses as a separate line item. Restructuring and impairment expenses were formerly included within cost of goods sold, research and development expenses, and selling, general and administrative expenses.

Table 3: CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$326	$775
Accounts receivable, net	1,002	876
Inventories, net	975	740
Other current assets	199	150

Total current assets	2,502	2,541

Property, plant and equipment, net	366	287
Goodwill	2,724	2,661
Intangible assets, net	475	120
Other assets	320	244

Total assets	$6,387	$5,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$894	$883
Current portion of long-term debt	12	10
Accrued liabilities	640	601

Total current liabilities	1,546	1,494

Long-term debt	1,404	1,220
Obligations payable under Indemnification Agreements	580	585
Other liabilities	328	302

Total liabilities	3,858	3,601

Stockholders’ equity
Common stock, $0.001 par value: 700 shares authorized, 148 and 146 shares issued and outstanding at December 31, 2022 and 146 and 145 shares issued and outstanding at December 31, 2021, respectively	—	—
Additional paid-in capital	2,176	2,121
Retained earnings	600	317
Accumulated other comprehensive loss, net	(212)	(165)
Treasury stock at cost	(35)	(21)

Total stockholders’ equity	2,529	2,252

Total liabilities and stockholders’ equity	$6,387	$5,853

Table 4: CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2022	2021	2022	2021
Cash Flows From Operating Activities:
Net income	$39	$67	$283	$242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25	21	94	88
Restructuring and impairment expenses	35	—	35	—
Stock-based compensation expense	14	10	50	39
Deferred income taxes	(3)	6	(3)	6
Other, net	(2)	(1)	6	3
Loss on extinguishment of debt	—	—	—	41
Changes in assets and liabilities, net of acquired companies:
Accounts receivable, net	70	48	(72)	(30)
Inventories, net	7	(33)	(122)	(73)
Other current assets	12	33	(26)	27
Accounts payable	(48)	(23)	(43)	(42)
Accrued liabilities	(16)	(12)	(41)	14
Other, net	6	(4)	(9)	—

Net cash provided by operating activities	139	112	152	315

Cash Flows From Investing Activities:
Capital expenditures	(51)	(15)	(85)	(63)
Acquisitions, net of cash acquired	(5)	—	(665)	(11)
Other investing activities, net	(1)	6	(14)	9

Net cash used in investing activities	(57)	(9)	(764)	(65)

Cash Flows From Financing Activities:
Proceeds from issuance of A&R Term B Facility	—	—	200	1,250
Repayments of long-term debt	(3)	(3)	(12)	(1,188)
Payment of debt facility issuance and modification costs	—	—	(4)	(39)
Other financing activities, net	(9)	(5)	(14)	(3)

Net cash (used by) provided by financing activities	(12)	(8)	170	20

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	4	(2)	(8)	(8)

Net increase (decrease) in cash, cash equivalents and restricted cash	74	93	(450)	262
Cash, cash equivalents and restricted cash at beginning of year	255	686	779	517

Cash, cash equivalents and restricted cash at end of year	$329	$779	$329	$779